UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

 Date of Report (Date of Earliest Event Reported):
July 30, 2007

Inter Parfums, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	0-16469	13-3275609
(State or other jurisdiction of incorporation or organization)	Commission File Number	(I.R.S. Employer Identification No.)

551 Fifth Avenue, New York, New York 10176
(Address of Principal Executive Offices)

212. 983.2640
(Registrant's Telephone number, including area code)

________________________________________________________________________________
(Former name or former address, if changed since last report)

 Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting Material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

        On July 30, 2007 our 72% owned subsidiary, Inter Parfums SA, entered into a definitive agreement with Jeanne Lanvin, S.A. ("Lanvin")  to acquire the worldwide rights to the Lanvin brand names and international trademarks listed in Class 3 and simultaneously closed such agreement. Among other items, Class 3 of the international classification of trademarks goods and services include: soaps, perfumery, essential oils, cosmetics and hair lotions.

        Inter Parfums SA paid 22 million euro (approximately $29.7 million) in cash for the brand names and trademarks and simultaneously terminated its existing license agreement with Lanvin. Inter Parfums SA also agreed to pay to Lanvin a sales based fee for technical and creative assistance in new product development to be rendered by Lanvin in connection with our use of the trademarks through June 30, 2019.  Finally, we have granted Lanvin the right to repurchase the brand names and trademarks in 2025 for the greater of 70 million euro or one times the average of the annual sales for the years ending December 31, 2023 and 2024.

Item 2.01. Completion of Acquisition or Disposition of Assets.

        On  July 30, 2007 our 72% owned subsidiary, Inter Parfums SA, closed the acquisition of assets from Lanvin referred to in item 1.01 above on the terms stated in such item.

SIGNATURES

        Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused and authorized this report to be signed on its behalf by the undersigned.

Dated: 1 August, 2007

Inter Parfums, Inc. By: /s/ Russell Greenberg Russell Greenberg, Executive Vice President